Exhibit 10.13

English Translation

Shenzhen Municipal Real Property Lease Agreement (Form)

Registration No.: 0108535

Prepared by Shenzhen Municipal Real Property Lease Administration Office

Property Lease Agreement

Landlord:	Baiying Property (Shenzhen) Co., Ltd.
Baiying Medical Device Park, No. 3 Industry Road, Shekou, Nanshan District, Shenzhen, 518067

Tenant:	Unisources Enterprises Limited
Room 2701, 27/F, Two International Finance Center
8 Finance Street, Central, Hong Kong
Business License: 625908

According to the Contract Law of the People’s Republic of China, the PRC Administration of Urban Real Property Law and Leasing of Premises Regulations of Shenzhen Special Economic Zone as well as the respective implementing rules, both the Landlord and Tenant hereby enter into this agreement (“Lease”).

1.	The Landlord agrees to lease to the Tenant the property located at 5/F, Block B, Baiying Medical Device Park, Shekou, Nanshan District, Shenzhen (the “Property”). The construction area size of the Property is 791.1 m2, on the fifth floor.

The owner of the Property is Hong Kong Baiying Development Co., Ltd. The number of the property ownership certificate is Shen Fang Di Zi No. 4000166474.

2.	The monthly rent per square meter of the Property is RMB46.0, and the total monthly rent is RMB36,390.6.

3.	The Tenant shall pay the first month rent of RMB36,390.6 by July 11, 2006.

4.	The Tenant shall pay the rent to the Landlord no later than the first fifth date of each month. The Landlord shall provide an official invoice to the Tenant upon receipt of the rent.

5.	The term of this Lease starts from July 11, 2006 and ends on July 10, 2009.

6.	The usage of the Property shall be for production facilities. However, if the Tenant intends to use the Property for other uses, it shall obtain written consent from the Landlord and such other uses shall also comply with the requirements of the relevant laws and regulations. If the Tenant intends to change the prescribed use and such change requires a government approval, it must obtain the approval of the real estate authorities.

7.	The Landlord shall transfer the possession of the Property to the Tenant before July 11, 2006 and attend to the related transfer matters. If the Landlord is late for transferring the possession, if requested by the Tenant, the expiration date of this Lease will be extended accordingly. Both parties shall sign this Lease and file this Lease with the authorities for record.

8.	At the time of the transfer of the possession, both parties shall confirm the conditions of the Property and its accompanying facilities and document them in the exhibit to the Lease.

9.	At the time of the handover, the Landlord may require a two-month deposit equal to RMB72,781.2 from the Tenant. In return, the Landlord shall issue a receipt for the security deposit to the Tenant. The Landlord shall return the security deposit to the Tenant if all of the conditions below are satisfied:

the Lease expired,

1.	the Tenant settled rents, management fees and other miscellaneous fees;

2.	the Tenant settled water, electricity, broadband and other miscellaneous fees; and

3.	the Property passed inspection and the Tenant surrendered the possession.

10.	During the Lease, the Landlord shall be responsible for paying the land use fee, taxes related to the Property and rental management fee. The Tenant shall be responsible for paying utilities, hygiene fee, property management fee, maintenance fee, air conditioning fee and other fees resulting from use of the Property.

11.	The Landlord shall ensure the Property and its accompanying facilities can be used for the purpose for which the Lease is intended and the safety meets the requirements of the relevant laws and regulations. The Tenant shall have the right to request indemnification from the Landlord for any personal injuries or property losses suffered by the Tenant at the premises of the Property resulting from the Landlord’s willful acts or negligence.

12.	The Tenant shall reasonably use the Property and its accompanying facilities and shall not use the Property for any illegal purpose. The Landlord shall not interfere with or disrupt the lawful and reasonable use of the Property by the Tenant.

13.	During the Tenant’s use of the Property, if the Property or its accompanying facilities is damaged or becomes defective not for reasons attributable to the negligence of the Tenant and such damage and defects may hinder safety and normal use of the Property and its accompanying facilities, the Tenant shall timely notify the Landlord and shall take effective measures to prevent the defects from worsening. The Landlord shall, within three days after receiving the Tenant’s notice, fix or entrust the Tenant to fix the defects. If the Tenant is unable to notify the Landlord or the Landlord fails to fix the defects within the specified period after getting the notice from the Tenant, the Tenant may fix the defects on behalf of the Landlord after filing a notice with the lease registration authorities. In case of an emergency that requires immediate repair, the Tenant shall repair the defects on behalf of the Landlord and then notify the Landlord of the situations timely.

As to the expenses incurred under the two scenarios as described above (including the reasonable expenses incurred as a result of the Tenant fixing the defects on behalf of the Landlord or preventing the defects from worsening), the Landlord shall bear such expenses. If the Tenant fails to fulfill its obligations under these two scenarios and fails to notify the Landlord timely or take appropriate measures, resulting in incurring additional losses, the Tenant shall bear the expenses incurred for such additional losses.

14.	If the Property or its accompanying facilities is damaged or becomes defective due to the Tenant’s improper or unreasonable use of the Property and such damage and defects may hinder safety and normal use of the Property and its accompanying facilities, the Tenant shall timely notify the Landlord and shall fix the defects or pay for repair. If the Tenant refuses to fix the defects or pay for the repair, the Landlord may arrange to repair the defects after notifying a notice with the lease registration authorities and the Tenant shall bear the repair expenses.

15.	During the term of the Lease, the Landlord or the Tenant shall enter into another agreement if either party intends to change the construction structure of the Property, expand or renovate the Property. If the approval of the authorities is required for any of the above-mentioned acts, the relevant party shall apply to the authorities for approval.

16.	During the term of the Lease, the Tenant shall not sub-lease all or part of the Property to a third party.

17.	During the term of the Lease, if the Landlord intents to transfer all or part of the Property to a third party, it shall provide a one-month advance written notice to the Tenant, who shall have the right of the first refusal to purchase the Property on the same terms and conditions offered to the third party. If the Property is transferred to a third party, at the time the transfer agreement is signed, the Landlord is obligated to notify the transferee that the transferee shall continue to perform this Lease.

18.	If any of the following occurs, this Lease may be terminated or amended:

a.	Force majeure, making this Lease not enforceable;

b.	Requisition, purchase, reclamation or demolition of the Property by the government; or

c.	Agreement by both parties.

19.	If any of the following occurs, resulting losses to the Landlord, the Landlord may seek indemnification from the Tenant:

a.	The rent is overdue for more than 30 calendar days;

b.	The Landlord suffered losses equal to at least one-month rent resulting from Tenant’s failure to pay the rent on time;

c.	The Tenant used the Property to engage in illegal activities, harm the interests of the public or other people;

d.	The Tenant changed the construction structure of the Property or the intended use of the Property without the Landlord’s consent;

e.	The Tenant breached Section 14 of this Lease by not fixing the defects or paying for repair, which resulted in the severe damage to the Property;

f.	Without the Landlord’s consent and the approval of the relevant authorities, the Tenant renovated the Property.

g.	The Tenant sub-leased the Property to a third party without the Landlord’s consent.

In addition to seeking indemnification from the Tenant or suing the Tenant for breach of the Lease, the Landlord may terminate the Lease or request amending the Lease.

20.	If any of the following occurs, resulting losses to the Tenant, the Tenant may seek indemnification from the Landlord:

a.	The Landlord is late for more than two months in handing over the possession of the Property to the Tenant;

b.	The Tenant is unable to achieve the purpose of the Lease due to the breach of Section 11 of the Lease by the Landlord;

c.	The Landlord refused to fix the defects or pay for repairs in breach of Section 13 of the Lease;

d.	Without the approval of the relevant authorities, the Landlord changed the construction structure of the Property, expand or renovate the Property.

In addition to seeking indemnification from the Landlord or suing the Landlord for breach of the contract, the Tenant may terminate this Lease (the Tenant shall return the possession of the Property to the Landlord after obtaining the indemnification) or request amending this Lease.

The Tenant does not need to pay the rent to the Landlord after the Landlord received the notification from the Tenant and before the Tenant obtains indemnification from the Landlord.

21.	After the Lease is terminated, the Tenant shall move out and hand over the possession of the Property back to the Landlord within seven calendar days. The Tenant shall ensure that the Property and its accompanying facilities are in good conditions (except for normal wear and tear) and shall also settle all the expenses payable by the Tenant and hand over the possession of the Property to the Landlord.

If the Tenant fails to move out or hand over the possession of the Property within the specified time limit, the Landlord shall have the right to take back the possession of the Property and charge the Tenant additional rent at a double rate for the period beyond the specified time limit.

22.	After the term of this Lease comes to an end, the Tenant, if wanting to renew the Lease, shall give a two-month prior notice to the Landlord. The Tenant shall be given the priority to lease the Property on the equal conditions. Both parties shall re-enter into a lease agreement and register that agreement with the authorities.

23.	Both parties shall be bound by the provisions of this Lease. If one party breaches the Lease, it shall bear the corresponding liabilities under the Lease.

24.	Both parties may enter into a side agreement for other matters not contained in this Lease. The side agreement shall be part of the Lease and once executed, shall be of same force and effect as the Lease.

During the term of the Lease, if both parties amend this Lease and the amendment requires registration with the authorities, both parties shall do so. The registered amended lease shall be of the same force and effect as the Lease.

25.	If there is any dispute between the parties on this Lease, they should resolve the difference through consultation. If the dispute cannot be resolved through consultation, they may apply to the registration authorities for mediation. If the dispute cannot be resolve through mediation, they may bring the disputes to the people’s courts.

26.	This Lease shall become effective upon execution. Both parties shall register this Lease with the authorities within ten days after the execution of this Lease.

27.	The Lease shall be written in Chinese.

28.	This Lease has four original copies, with each of the Landlord, the Tenant, registration authorities and other relevant government authorities holding one original copy.

Landlord (Stamp)

Legal representative:
Telephone:
Bank Account No.:
Authorized representative (Signature)
Date: July 11, 2006

Tenant (Stamp)

Legal representative:
Telephone:
Bank Account No.:
Authorized representative (Signature)
Date: July 11, 2006

Registrar (Stamp)

Registration authorities (Signature)
Date: July 19, 2006

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